Exhibit 99.1
Astec Industries, Inc.
News Release
  1725 Shepherd Road  | Chattanooga, TN  37421  | Phone (423) 899-5898  | Fax (423) 899-4456

ASTEC INDUSTRIES ANNOUNCES SUCCESSION PLAN AND
QUARTERLY DIVIDEND POLICY

CHATTANOOGA, Tenn. (March 4, 2013) - Astec Industries, Inc. (Nasdaq: ASTE) today announced that the Board of Directors has established a leadership succession plan pursuant to which it intends to transition the position of Chief Executive Officer and President to Benjamin G. Brock and the position of Chief Operating Officer and Executive Vice President to Richard J. Dorris.  Pursuant to the succession plan, Dr. J. Don Brock, who currently serves as the Company’s Chief Executive Officer, will continue to lead the Company as the Executive Chairman of the Company’s Board of Directors.  In addition, W. Norman Smith, who currently serves as the Company’s President and Chief Operating Officer, will transition to the role of Vice-Chairman of the Company’s Board of Directors.

The Board believes that the succession plan addresses the future leadership needs of the Company and provides a formal process to transition the current leadership roles of Dr. Brock and Mr. Smith to their successors.

The date of the final implementation of the succession plan, including the appointment of new executive officers, has yet to be determined and its timing will be dependent on several factors.  The Board anticipates, however, that the succession plan will be fully implemented prior to the end of the 2013 fiscal year.

Commenting on the succession plan, Dr. Brock remarked, “In August of 2012 I completed my 40th year of leading Astec Industries, Inc.  In preparation for long-term succession, our Board of Directors has decided on a plan to promote Ben Brock to Chief Executive Officer and President and Rick Dorris to Executive Vice President and Chief Operating Officer.  We are excited to see the progress of this management team.   I am continuing to work as my health permits.  Personally, I hope to mentor Ben and Rick for the foreseeable future and look forward to their active role in managing and running our Company.”

Dr. Brock founded the Company in 1972 and has served as its Chief Executive Officer and President for 40 years and as the Chairman of the Board of Directors since 1975.  Mr. Smith has served as the President of the Company since Dr. Brock resigned from that position in August 2012, and Mr. Smith previously served as the Group Vice President – Asphalt since 1998.  Mr. Smith has also served on the Board of Directors of the Company for over 30 years.

Benjamin G. Brock is the son of Dr. Brock and has been an employee of the Company for over twenty years.  He has served as Group Vice President — Asphalt since August 2012 and as President of Astec, Inc. since 2006.  From 2003 until 2006 he held the position of Vice President - Sales of Astec, Inc. and Vice President/General Manager of CEI Enterprises, Inc. from 1997 until 2002.

Richard J. Dorris has served as Group Vice President — Energy since August 2012 and as President of Heatec, Inc. since 2004.  From 1999 to 2004 he held the positions of National Accounts Manager, Project Manager and Director of Projects for Astec, Inc.  Prior to joining Astec, Inc. he was President of Esstee Manufacturing Company from 1990 to 1999.

The Company also announced that the Board of Directors has adopted a dividend policy pursuant to which the Company intends to pay quarterly cash dividends of $0.10 per share on its common stock, commencing during the Company’s second fiscal quarter in 2013.

The amount of future dividends under the Company’s dividend policy, and the declaration and payment thereof, will be based upon the Company’s financial position, results of operations, cash flows, capital requirements and restrictions under the Company’s existing credit agreement, among other factors, and shall be in compliance with applicable law. The Board of Directors retains the power to modify, suspend or cancel the Company’s dividend policy in any manner and at any time as it may deem necessary or appropriate in the future.

Commenting on the adoption of the dividend policy, Dr. Brock said, “We believe our core strategy of being acquisitive is the best way we can create long-term value for our shareholders; however, we have chosen to provide our shareholders with a tangible return of value from the cash flow generated by the company.”

Astec Industries, Inc. is a manufacturer of specialized equipment for building and restoring the world’s infrastructure.  Astec’s manufacturing operations are divided into four primary business segments:  aggregate processing and mining equipment; asphalt production equipment; mobile asphalt paving equipment and oil, gas and water drilling equipment.  Additionally, Astec’s Other Group contains one subsidiary that manufactures equipment used for wood processing and recycling and one that is a company-owned dealership located in Australia.

The information contained in this press release contains “forward-looking statements” (within the meaning of the Private Securities Litigation Reform Act of 1995) regarding the future performance of the Company, including, without limitation, statements about the Company’s management succession and payment of dividends in the future.  These forward-looking statements reflect management’s expectations and are based upon currently available information, and the Company undertakes no obligation to update or revise such statements.  These statements are not guarantees of performance and are inherently subject to risks and uncertainties, many of which cannot be predicted or anticipated.  Future events and actual results, financial or otherwise, could differ materially from those expressed in or implied by the forward-looking statements.  Important factors that could cause future events or actual results to differ materially include:  general uncertainty in the economy, general business conditions in the industry, demand for the Company’s products and the Company’s production capacity, tax rates and the impact of future legislation thereon, and those other factors listed from time to time in the Company’s reports filed with the Securities and Exchange Commission, including but not limited to the Company’s annual report on Form 10-K for the year ended December 31, 2012.

For Additional Information Contact:
J. Don Brock
Chairman of the Board & C.E.O.
Phone: (423) 867-4210
Fax: (423) 867-4127
E-mail: dbrock@astecindustries.com
or
David C. Silvious
Vice President and Chief Financial Officer
Phone: (423) 899-5898
Fax: (423) 899-4456
E-mail: dsilvious@astecindustries.com
or
Stephen C. Anderson
Vice President, Director of Investor Relations & Corporate Secretary
Phone: (423) 899-5898
Fax: (423) 899-4456
E-mail: sanderson@astecindustries.com